                                                                   EXHIBIT 10.37

                                June  19, 1997


Concentric Network Corporation
10590 North Tantau Avenue
Cupertino, CA 95014

Re:  Agency Agreement and Distribution Agreement

This Letter Agreement is entered into between Concentric Network Corporation ("CNC") and Williams Communications Group, Inc. ("WCG") in connection with WCG's agreement to loan $3 Million to CNC and, under certain circumstances, acquire equity in CNC.

CNC and WCG agree to negotiate and enter into binding agreements upon terms mutually satisfactory to the parties that will enable WCG and its affiliates to market CNC products and services to WCG customers. The first agreement (the "Agency Agreement") will allow WCG to sell CNC products and services as CNC's agent, and the second agreement (the "Distributorship Agreement") will allow WCG to brand CNC products and services for resale as WCG's products and services. The Agency Agreement and the Distributorship Agreement will be collectively referred to as the "Agreements."

Term.  The Agreements will have initial terms of two (2) years, with automatic
----
renewals of one-year terms unless terminated by either party prior to the end of the initial term or a renewal term. The Agreements will not terminate upon the payment of WCG's loan to CNC, nor will they be terminated as a result of WCG's failure to acquire or maintain an equity position in CNC.

Products.  WCG will have access to all current and future CNC products and
--------
services under the Agreements, including international services, except those which CNC is contractually or legally prohibited from making available to WCG. Without limiting the foregoing, initial services to be included in the Agreement will consist of CNC Dial Access services, RemoteLink, Dedicated Access Facilities, and ConcentricHost Web Services. Future services envisioned include Virtual Private Network, IP Video Services, and IP Telephony Services.

Pricing.    Pricing to WCG will be based on Most Favored pricing such that WCG
-------
would not be in a disadvantageous position when compared with any CNC agent or distributor during the entire term of the agreement. The pricing to WCG will not include minimum purchase requirements or take-or-pay provisions.

Training.  CNC will, at WCG's expense, provide training on current products and
--------
new products as and when they are made available to WCG. CNC will, at WCG's expense, provide marketing support, as well as marketing and sales materials.

Other Terms and Conditions - Agency Agreement.  CNC will be responsible for all
---------------------------------------------
facets of product delivery, revenue collection (customer billing), warranty fulfillment and customer service. WCG will receive a commission which will represent a percentage of the total revenue collected by CNC.

Other Terms and Conditions - Distributorship Agreement.  It is WCG's desire to
------------------------------------------------------
utilize WCG assets (e.g., circuits and computers) wherever and whenever technically and operationally feasible in support of CNC services distributed by WCG. WCG will have the option of provisioning any part or all components required for product delivery, revenue collection (customer billing) and customer service, where technically and operationally feasible. Also, to the extent technically and operationally feasible with CNC's current support systems, CNC will grant WCG access to the applications and control systems necessary for WCG to configure, maintain and support WCG's customers of the products and services. If necessary to enable any of the foregoing, and if technically and operationally feasible, CNC will develop the necessary systems or make changes to CNC services, and WCG will reimburse CNC therefor on a fully-allocated basis. The price paid by WCG to CNC for products or services being re-sold to WCG customers will be dependent on which components of each of the various services WCG provides. CNC and WCG will mutually agree upon development objectives, schedules and costs before initiating any WCG-funded development projects.

     CNC will assist WCG on an expedited basis so as to enable WCG to distribute the CNC Dial Access service within 60 days from the date of the Agreements.

        CNC will use its best reasonable efforts at all times to groom traffic generated by WCG, or its customers, onto network facilities provided by WCG.


Agreed To:

CONCENTRIC NETWORK                      WILLIAMS COMMUNICATIONS CORPORATION
                                        GROUP, INC.


By: /s/                                 By: /s/
   --------------------------              --------------------------------

-----------------------------           -----------------------------------
Printed Name                            Printed Name

-----------------------------           -----------------------------------
Title                                   Title